Exhibit 99.1

Summary of Detroit Edison’s Application for Accounting Authority U-170681

August 1, 2012

The Detroit Edison Company (Detroit Edison) filed an application for accounting authority today with the Michigan Public Service Commission (“MPSC”). This document provides a summary of Detroit Edison’s filing. The full filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-17068.

In its filing, Detroit Edison seeks approval to defer for future amortization the gain resulting from the reversal of Detroit Edison’s regulatory liability associated with the Revenue Decoupling Mechanism (RDM). It is currently anticipated that with this accounting treatment, along with other cost saving measures, Detroit Edison will not need to increase base rates until 2015.

Background

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In its order issued January 11, 2010 in Case No. U-15768 the MPSC adopted a pilot RDM applicable to Detroit Edison’s retail electric utility business. Detroit Edison terminated the pilot RDM effective October 2011.

•	Detroit Edison accrued a regulatory liability of approximately $127 million, plus interest, during the period the pilot RDM was in effect (February 2010 – October 2011).

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On April 10, 2012, the Michigan Court of Appeals issued a decision relating to an appeal of the January 2010 MPSC order in which the Court determined, among other things, that the MPSC had no statutory authority to implement the RDM for electric providers, reversing the MPSC’s decision to authorize an RDM for Detroit Edison.

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Absent the requested accounting authority in this application, Detroit Edison will be required, under generally accepted accounting principles, to reverse the accrued RDM regulatory liability and recognize the $127 million as pre-tax income.

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Based on Detroit Edison’s internal financial planning analysis, absent unforeseen developments and the accounting authority requested in this application, Detroit Edison believes that rate relief will be required beginning in January 2014 in order to maintain an adequate shareholder return on rate base. This required revenue deficiency for 2014 is expected to equate to at least $127 million.

Proposal

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Detroit Edison is proposing to defer the gain arising from the reversal of the RDM regulatory liability by establishing a new regulatory liability which will be amortized to income in 2014, taking the place of what would otherwise be a required base rate increase.

•	It is currently anticipated that with this accounting treatment, along with other cost saving measures, Detroit Edison will not need to increase base rates until 2015.

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However, Detroit Edison reserves the right to file for an increase in retail electric rates prior to 2015 in the event of changed economic circumstances or unforeseen events. If Detroit Edison’s base rates are increased prior to January 1, 2015, either through a self-implemented rate increase or pursuant to a Commission order, the Company will immediately cease amortizing the refund obligation to income and refund to customers the remaining unamortized balance of the new regulatory liability.

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.
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1 This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company's and Detroit Edison's 2011 Forms 10-K and their 2012 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy's and Detroit Edison's actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.